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


On July 10, 2006, Lucent Technologies Inc. issued the following update to employees:
                               LUCENT TECHNOLOGIES
                            SENIOR LEADERSHIP UPDATE

                                 July 10, 2006

IN THIS ISSUE:  Lucent and Alcatel provide update on ongoing integration work;

Lucent comments on preliminary results for third quarter of fiscal 2006

Today Lucent issued two news releases, the first being a joint announcement with Alcatel, in which we provided an update on our ongoing integration work. In the announcement, we also said that we are on track to complete our merger by the end of calendar year 2006, which is within the six- to 12-month timeframe originally announced on April 2. This release also contained updates on the combined company's organization structure, regulatory milestones and cost synergies.

The second news release announced that we expect revenues for the third quarter of fiscal 2006, which ended June 30, to be approximately $2.04 billion, subject to the completion of our quarterly closing process. This compares with revenues of $2.14 billion in the second quarter of fiscal 2006 and $2.34 billion in the year-ago quarter.

Following are the news releases, talking points and Q&A that you can use to discuss this news with your employees and answer their questions. Employees will be receiving an email note from Pat Russo and Serge Tchuruk.

Integration Work Milestones announcement

Press Release - To read the Lucent Alcatel news release, click http://www.lucent.com/press/0706/060710.coc.html here

Talking Points

* We believe we are on track to complete the merger transaction by the end of calendar year 2006, which is within the six- to 12-month timeframe originally announced on April 2.

* In recent weeks, we have achieved a number of significant milestones, including satisfying some regulatory conditions to the proposed merger, in our ongoing integration work.

* Working together, we have developed an organization structure that we believe will best drive the operations of the combined company and best serve our customers

* The combined company will include a carrier business group that includes wireless, wireline and convergence, as well as services and enterprise groups.

* This merger will create a world-class management team that will deliver the best of both companies to customers around the world and will create enhanced value for shareholders.

Q&A

1.     What did we announce today with Alcatel?

In a joint news release, Alcatel and Lucent provided an update on the timing of the proposed merger and the integration process related to the proposed merger transaction and unveiled additional details of the combined company's organization and business structure, leadership team and expected synergies.

2.     When do you expect the merger transaction to be completed?

We believe we are on track to complete the merger transaction by the end of calendar year 2006, which is within the six- to 12-month timeframe originally announced on April 2.

3. Why do we believe the merger transaction will be completed by calendar year-end?

In recent weeks, we have achieved a number of significant milestones, including satisfying some regulatory conditions to the proposed merger.

* On June 7, 2006, Lucent and Alcatel were notified that they had received early termination under the Hart-Scott-Rodino US Antitrust Improvements Act of 1976 (HSR) as it pertains to the merger.

*      On June 16, 2006, the companies filed for European antitrust approval.

4.     Is the transaction subject to any other regulatory approvals?

The merger remains subject to additional customary regulatory reviews as well as approval by shareholders of both Alcatel and Lucent at shareholder meetings scheduled for Sept. 7, and other customary conditions.

ORGANIZATION AND BUSINESS STRUCTURE

5.     What is the organizational structure of the combined company?

Lucent and Alcatel collectively have developed an organization structure that we believe will enable us to operate effectively and efficiently throughout the world and provide best-in-class service to our customers. It will include a carrier business group that includes wireless, wireline and convergence, as well as services and enterprise groups.

We also will have four geographical regions:

* Europe and North, which includes the United Kingdom, Nordics, Benelux, Germany, Russia and Eastern European countries;

* Europe and South, which includes France, Italy, Spain and other Southern European countries, Africa, Middle East, India and Latin America;

* North America, which includes the United States of America, Canada and the Caribbean; and

* Asia Pacific, which includes China, Northeast Asia, South East Asia and Australia.

6.     Who will run each of the business groups?

The combined company will have a world-class management team that will deliver the best of both companies to customers around the world and create enhanced value for shareholders. The Carrier Business Groups, headed by Etienne Fouques, will consist of:

*      Wireless, headed by Mary Chan,

*      Wireline, headed by Michel Rahier,

*      Convergence, headed by Marc Rouanne,

The Enterprise Business Group will be headed by Hubert de Pesquidoux.

The Service Business Group will be headed by John Meyer.

The leadership for the combined company's four geographic regions are:

*      Vince Molinaro -- Europe and North,

*      Olivier Picard -- Europe and South,

*      Cindy Christy -- North America,

*      Frederic Rose -- Asia-Pacific.

The company will have a management committee that will be headed by Pat Russo, chief executive officer. The members of this committee will include Etienne Fouques, senior executive vice president of the Carrier Group; Frank D'Amelio, senior executive vice president Integration and chief administrative officer; Jean-Pascal Beaufret, chief financial officer; Claire Pedini, senior vice president, Human Resources and Communication and Mike Quigley. Mike Quigley has decided for personal reasons to assume a different role for the combined company. He will focus on the strategic direction of the company and will become president, Science, Technology and Strategy. In this capacity he will devote his attention to assuring that strategic investments align with evolving market opportunities.

In addition the combined company will have several corporate center functions supporting the entire company, including a worldwide integrated supply chain and procurement organization. The leaders for the corporate center functions will be named at a later date in the near future.

7. Will the combined company's financial results be reported under the business groups and geographical areas?

The combined company's segment breakout for financial reporting purposes has not yet been determined.

COST SYNERGIES

8. Do we still expect to achieve the targeted cost synergies of Euro 1.4 billion (USD 1.7 billion) within three years?

We remain confident in our ability to achieve the previously announced Euro 1.4 billion (USD 1.7 billion) of pre-tax cost synergies within three years. And we continue to expect about 70 percent of these savings to be achieved in the first two years post closing.

9.     In what areas do we expect to achieve these synergies?

We expect that about 30 percent will come from cost of goods sold and the remainder out of operating expenses.

10. What will be the workforce reduction? Where do we expect these reductions to occur?

We expect a reduction of the combined workforce of about 9,000 people across the businesses and across the regions, excluding the 11,000 people who will be transferred to Thales as part of the proposed transaction between Alcatel and Thales.

11. Why are the cost savings from Real Estate, Supply Chain and Procurement and Platform Convergence described in the release less than the Euro 1.4 billion (USD 1.7 billion) of targeted expected synergies?

It's important to note that the synergies from Real Estate, Supply Chain and Procurement, and Platform Convergence are three examples of our plans in progress and do not represent the entirety of the current work of the integration teams.

As we stated on April 2, we have identified several areas that would drive the expected synergies, including overlapping functions in such areas as corporate activities, information technology, sales and marketing, services and R&D, as well as opportunities to optimize supply chain and procurement processes and to consolidate facilities.

Preliminary Results for Third Quarter announcement

News Release - To read today's release please click here http://www.lucent.com/press/0706/060710.cob.html

Talking Points

* Subject to completion of our quarterly earnings process, we expect revenues for the third quarter of Fiscal 2006 to be about $2.04 billion, as compared with $2.14 billion in the prior quarter, and $2.34 billion in the year-ago quarter.

* The sequential and year-over-year declines were due primarily to lower sales of current-generation wireless solutions to North American mobility customers. Overall, our year-to-date results also have been affected to some extent by delays in spending that we believe are attributable to the consolidation efforts of certain customers.

* On a preliminary basis, we expect to report earnings of approximately 2 cents per diluted share for Q306, as compared with earnings of 4 cents per share in the second quarter of fiscal 2006 and earnings of 7 cents per diluted share in the year-ago quarter.

* Our industry is undergoing a great deal of change. Consolidation among some of our largest customers and the transition period that always accompanies the adoption of next-generation technologies are just two of the factors that are putting pressure on our revenues.

* These are disappointing results, but we cannot lose sight of the fact that telecom is an industry still ripe with tremendous opportunity. For example, we expect investment in both CDMA and UMTS to increase going forward, driven by the introduction of EV-DO RevA and HSDPA solutions.

* We expect that mobility deployments in North America will enable us to make the fourth quarter our highest quarterly revenue period for fiscal year 2006 by a significant margin, assuming that our EV-DO RevA and HSDPA rollouts remain on track.

* We believe that the consolidation will lead to not only challenges, but also opportunities going forward as service providers look to us to help them integrate their large, complex networks.

* It is critical that we work together to deliver a strong fourth quarter. Our job is to focus on finding new revenue opportunities - and maximizing the existing ones - so we can come to Day One of our merger with Alcatel with the wind at our backs

* We have the right people, products and services to capitalize on the opportunities before us.

* This team needs to remain focused and energized in the months ahead. With the exciting prospect of the merger transaction with Alcatel on the horizon and moving closer to completion, we still need to keep our eyes on the road.

Qs&As

12.    What do we expect Lucent's Q306 revenue to be?

We currently expect Q306 revenues to be about $2.04 billion, subject to the completion of our quarterly closing process, as compared with $2.14 billion in the prior quarter and $2.34 billion in the year-ago quarter.

13.    What caused the sequential and year-over-year revenue declines?

The sequential and year-over-year declines were due primarily to a slowdown in spending on some of our current-generation wireless solutions by North American mobility customers. Overall, our year-to-date results also have been affected to some extent by delays in spending that we believe are attributable to the consolidation efforts of certain customers.

14.    Is this a market issue or a Lucent issue?

We continue to believe that the industry is in the early stages of a multiyear transformation to next-generation networks. Our customers continue investing in the next generation of networks that will be based on IMS, and despite this quarter's results, we continue to see opportunities in the market that align with our strengths and investments in IMS, 3G mobile, services, next-gen optical and access, and applications.

We expect to provide more details on our view of the market when we announce our quarterly results on Wednesday, July 26.

15. We stated in our last earnings release that the fundamentals for our North America wireless business remained solid. Is that still the case?

We continue to believe the fundamentals of our North America wireless business remain solid. We expect investment in both CDMA and UMTS to increase going forward as customers move toward the next phase of mobile high-speed data, driven by the introduction of EV-DO RevA and HSDPA solutions. And in fact, we've recently announced contracts with Verizon Wireless and Telecom New Zealand for our EV-DO RevA solution, which we expect to make commercially available in late September.

Assuming that our EV-DO RevA and HSDPA rollouts remain on track, we expect that mobility deployments in North America will enable us to make the fourth quarter our highest quarterly revenue period for fiscal year 2006 by a significant margin.

16.    Were third quarter results impacted by the pending merger with Alcatel?

It is difficult to quantify the impact of the pending merger with Alcatel on our Q306 results.

We believe we are on track to complete the merger by the end of calendar year 2006, which is within the six- to 12-month period following the announcement on April 2, 2006.

17. What gives us the confidence that Q406 will be the highest quarterly revenue period for fiscal year 2006? What specific product lines and geographies do you expect to drive the Q406 revenue strength?

We have no further comment beyond what we have provided in the news release.

We expect investment in both CDMA and UMTS to increase going forward, driven by the introduction of EV-DO RevA and HSDPA solutions. As a result, assuming that our EV-DO RevA and HSDPA rollouts remain on track, we expect that mobility deployments in North America will enable us to make the fourth quarter our highest quarterly revenue period for fiscal year 2006 by a significant margin.

Lucent Technologies Senior Leadership Update is a proprietary publication of Lucent Technologies Public Relations. For additional information, please contact Mary Ward mailto:maryward@lucent.com telephone: 908-582-7658; facsimile:
908-582-4552; mail: 600 Mountain Ave. Room 3C411, Murray Hill, NJ 07974

http://mylucent.app.lucent.com/pls/portal30/docs/FOLDER/CONT_PR/WTS/SAFE.HTML
Click here to read Lucent's Safe Harbor for Forward Looking Statements and other important information.

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SAFE HARBOR FOR FORWARD LOOKING STATEMENTS AND OTHER IMPORTANT INFORMATION

This document contains statements regarding the proposed transaction between Lucent and Alcatel, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about Lucent and Alcatel's managements' future expectations, beliefs, goals, plans or prospects that are based on current expectations, estimates, forecasts and projections about Lucent and Alcatel and the combined company, as well as Lucent's and Alcatel's and the combined company's future performance and the industries in which Lucent and Alcatel operate and the combined company will operate, in addition to managements' assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties are based upon a number of important factors including, among others: the ability to consummate the proposed transaction; difficulties and delays in obtaining regulatory approvals for the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by Lucent and Alcatel; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in long-term sales agreements; exposure to the credit risk of customers; reliance on a limited number of contract manufacturers to supply products we sell; the social, political and economic risks of our respective global operations; the costs and risks associated with pension and postretirement benefit obligations; the complexity of products sold; changes to existing regulations or technical standards; existing and future litigation; difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a more complete list and description of such risks and uncertainties, refer to Lucent's annual report on Form 10-K for the year ended September 30, 2005 and quarterly reports on Form 10-Q for the periods ended December 31, 2005 and March 31, 2006 and Alcatel's annual report on Form 20-F for the year ended December 31, 2005 as well as other filings by Lucent and Alcatel with the U.S. Securities and Exchange Commission (the "SEC"). Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Lucent and Alcatel disclaim any intention or obligation to update any forward-looking statements after the distribution of this document, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

In connection with the proposed transaction between Lucent and Alcatel, Alcatel has filed a registration statement on Form F-4 (File no. 33-133919) (the "Form F-4") to register the Alcatel ordinary shares underlying the Alcatel American Depositary Shares ("ADS") to be issued in the proposed transaction. Alcatel and Lucent have also filed, and intend to continue to file, additional relevant materials with the SEC, including a registration statement on Form F-6 (the "Form F-6" and together with the Form F-4, the "Registration Statements") to register the Alcatel ADSs to be issued in the proposed transaction. The Registration Statements and the related proxy statement/prospectus contain and will contain important information about Lucent, Alcatel, the proposed transaction and related matters. Investors and security holders are urged to read the Registration Statements and the related proxy statement/prospectus carefully, and any other relevant documents filed with the SEC, including all amendments, because they contain important information. Investors and security holders may obtain free copies of the documents filed with the SEC by Lucent and Alcatel (including the Form F-4 and, when filed, the Form F-6) through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of materials filed with the SEC by Lucent and Alcatel (including the Form F-4 and, when filed, the Form F-6) by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500 and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.

         Lucent and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein is included in the Form F-4 (and will be included in the definitive proxy statement/prospectus for the proposed transaction). Additional information regarding these directors and executive officers is also included in Lucent's proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on or about January 3, 2006. This document is available free of charge at the SEC's web site at www.sec.gov and from Lucent by contacting Investor Relations at www.lucent.com, by mail to 600 Mountain Avenue, Murray Hill, New Jersey 07974 or by telephone at 908-582-8500.

         Alcatel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Lucent in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein is included in the Form F-4 (and will be included in the definitive proxy statement/prospectus for the proposed transaction). Additional information regarding these directors and executive officers is also included in Alcatel's annual report on Form 20-F filed with the SEC on March 31, 2006. This document is available free of charge at the SEC's web site at www.sec.gov and from Alcatel by contacting Investor Relations at www.alcatel.com, by mail to 54, rue La Boetie, 75008 Paris, France or by telephone at 33-1-40-76-10-10.